EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2012 RESULTS
•	EPS Increases 29.2%
•	Comparable Store Sales up 6.8% versus 14.5% a Year Ago
•	Operating Margin of 16.8% Exceeds Record of 15.0% a Year Ago
•	Increases Fiscal 2012 Guidance

BIRMINGHAM, Ala. (May 20, 2011) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended April 30, 2011.

Financial Highlights
Net sales for the 13-week period ended April 30, 2011, increased 10.4% to $203.7 million compared with $184.5 million for the 13-week period ended May 1, 2010.  Comparable store sales increased 6.8%. Net income for the 13-week period ended April 30, 2011, increased 23.1% to $21.3 million compared with $17.3 million for the 13-week period ended May 1, 2010.  Earnings per diluted share increased 29.2% to $0.76 compared with $0.59 for the 13-week period ended May 1, 2010.

Jeff Rosenthal, President and Chief Executive Officer, stated, “The record first quarter operating margin of 16.8% is a direct result of cleaner inventories, improved merchandise assortment execution, and continued benefits from our investments in systems.  This marks our sixth consecutive quarter of comparable store sales increases and our seventh consecutive quarter of earnings increases.  We are pleased with the strong comparable store sales gains, which were led by activewear and footwear and feel good about the strong start to the second quarter as well as our expectations for Fiscal 2012 based on our merchandising strategies, solid inventory position and new store sales productivity.”

For the first quarter, Hibbett opened 8 new stores, expanded 4 high performing stores and closed 7 underperforming stores bringing the store base to 799 in 26 states as of April 30, 2011.  For Fiscal 2012, the Company expects to open approximately 50 to 55 new stores, close 10 to 15 stores and expand 15 high performing stores.

Liquidity and Stock Repurchases
Hibbett ended the first quarter of Fiscal 2012 with $85.3 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt and full availability under its $80.0 million unsecured credit facilities.

During the first quarter, the Company repurchased 732,547 shares of common stock for a total expenditure of $23.7 million.  Approximately $189.6 million of the current $250.0 million authorization remains for future stock repurchases.

Fiscal 2012 Outlook
The Company increased its earnings guidance for Fiscal 2012 to a range of $1.80 to $1.95 per diluted share and an increase in comparable store sales in the low to mid single digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 20, 2011, to discuss first quarter 2012 fiscal results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until May 27, 2011, by dialing (402) 977-9140 and entering the passcode, 21522001.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2012 first quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, May 20, 2011, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 27, 2011.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, earnings per diluted share and comparable sales for Fiscal 2012, and merchandising, inventory and repurchase plans.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 29, 2011.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30,	May 1,
	2011	2010
Net sales	$203,656	$184,506
Cost of goods sold, distribution center
and store occupancy costs	127,863	118,397
Gross profit	75,793	66,109
Store operating, selling and administrative
expenses	38,373	34,941
Depreciation and amortization	3,279	3,492
Operating income	34,141	27,676
Interest expense, net	56	6
Income before provision for income taxes	34,085	27,670
Provision for income taxes	12,748	10,329
Net income	$21,337	$17,341

Net income per common share:
Basic	$0.78	$0.60
Diluted	$0.76	$0.59

Weighted average shares outstanding:
Basic	27,446	28,749
Diluted	27,973	29,364

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	January 29,
	2011	2011
Assets
Cash and cash equivalents	$85,344	$75,517
Accounts receivable, net	5,529	5,385
Inventories, net	174,729	174,878
Prepaid expenses and other	8,239	13,561
Total current assets	273,841	269,341
Property and equipment, net	39,749	40,056
Other assets	5,239	4,868
Total assets	$318,829	$314,265

Liabilities and Stockholders' Investment
Accounts payable	$78,502	$75,986
Short-term capital leases	280	312
Accrued expenses	19,297	18,036
Total current liabilities	98,079	94,334
Non-current liabilities	19,847	19,843
Stockholders' investment	200,903	200,088
Total liabilities and stockholders' investment	$318,829	$314,265

END OF EXHIBIT 99.1